Exhibit 10.4

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 9th day of May, 2016 (the “Effective Date”), by and between Penn Virginia Corporation, a Virginia corporation (the “Company”), and Steven A. Hartman, an individual (the “Executive”).

WHEREAS, the Executive is currently employed as the Senior Vice President and Chief Financial Officer; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company for the Term set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 25.

2. Term. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and continue until the eighteen (18)-month anniversary of the Effective Date, unless the Executive’s employment hereunder is terminated earlier in accordance with Section 8 hereof, subject to Section 9 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Term.”

3. Position and Duties. During the Term, the Executive shall continue to serve as the Senior Vice President and Chief Financial Officer of the Company. In such capacities, the Executive shall have the same duties, responsibilities and authorities as he currently has. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company and the Company Affiliates applicable to the Executive; provided that the Executive shall be entitled (i) to serve as a member of the board of directors of other companies, with the consent of the Company’s board of directors (the “Board”), (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4. Place of Performance. During the Term, the Executive shall be based at the Company’s executive offices in Houston, Texas.

5. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of $250,000 per calendar year, less applicable deductions. The Base Salary shall be reviewed for increase by the Board no less frequently than annually and may be increased in the discretion of the Board, and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b) Emergence Equity Award. Within thirty (30) days of the Company’s emergence from bankruptcy (the “Emergence”) pursuant to a Plan (as defined in the Restructuring Support Agreement dated as of May 9, 2016) and subject to the Executive’s employment with the Company as of the date of the Emergence (the “Emergence Date”), the Company shall grant to the Executive a restricted stock (or economic equivalent) equity award with a grant date fair value equal to $600,000 as of the Emergence Date, based on the Company value provided in the Plan (the “Emergence Equity Award”). The Emergence Equity Award shall vest in three equal installments (each, an “Installment”) on each of the first three anniversaries of the Emergence Date (each, a “Vesting Date”), based solely on the Executive’s continued employment with the Company as of the applicable Vesting Date. In the event that the Executive is terminated by the Company without Cause or resigns for Good Reason, in each case, before the Emergence Equity Award has fully vested, the Installment scheduled to vest on the next Vesting Date shall vest as of the Executive’s date of termination. The Emergence Equity Award may be subject to additional terms and conditions established by the Board that are consistent with the terms of this Agreement and set forth in the corresponding award agreement; provided that such terms and conditions will be consistent with the terms and conditions of equity awards granted to similarly situated executives.

(c) Long Term Incentive Plan. In addition to the Emergence Equity Award, the Executive shall be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Term for which employees are generally eligible. The level of the Executive’s participation in any such plan shall be determined in the sole discretion of the Board from time to time.

(d) Vacation; Benefits. During the Term, the Executive shall be eligible for four weeks of paid vacation annually, which shall be accrued and used in accordance with the applicable policies of the Company. During the Term, the Executive shall be eligible to participate in such medical, dental, life insurance, retirement and other plans as the Company may have or establish from time to time on terms and conditions applicable to other senior executives of the Company generally. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

(e) Relocation. The Company shall provide the Executive with market relocation assistance in connection with his relocation to the Houston, Texas area by September 30, 2016.

6. Expenses. The Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of his duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7. Confidentiality and Non-Disclosure Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Company Affiliates:

(a) Non-Disclosure. During and after the Executive’s employment with the Company, the Executive will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that prior to any such disclosure the Executive shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Executive shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b) Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event immediately after termination of Executive’s employment. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company.

(c) Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(d) Enforcement. The Executive acknowledges that in the event of any breach or threatened breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8. Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Term under the following circumstances:

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii) By the Company. The Company may terminate the Executive’s employment:

(A) Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for one hundred eighty (180) consecutive days or two hundred seventy (270) days in any twenty four (24)-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him); or

(B) Cause. For Cause or without Cause;

(iii) By the Executive. The Executive may terminate his employment for any reason or for no reason.

(b) Expiration of Term. Following the expiration of the Term, in the event the Executive continues the Executive’s employment or service with the Company, the Executive’s employment or service will be entirely “at-will” and, subject to Section 14, will not be covered by this Agreement (except for the applicable restrictive covenant provisions, which are intended to survive expiration of the Agreement in all cases).

(c) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death and other than a termination upon the expiration of the Term) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

(d) Effect of Termination. Upon any termination of the Executive’s employment with the Company, and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries.

9. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Term as a result of the Executive’s death, this Agreement shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide to the Executive’s representative or estate all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligation to the Executive (or the Executive’s legal representatives or estate) under this Agreement.

(b) Disability. If the Company terminates the Executive’s employment during the Term, because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligations to the Executive (or the Executive’s legal representatives) under this Agreement.

(c) Termination by the Company for Cause or by the Executive without Good Reason. If, during the Term, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement.

(d) Termination by the Company without Cause or by the Executive with Good Reason. Subject to Section 9(e), if the Company terminates the Executive’s employment during the Term without Cause (and not due to the Executive’s death or Disability) or if the Executive terminates his employment hereunder with Good Reason (either, a “Qualifying Termination”), the Company shall pay the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the release but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled and (B) continued payments of the Executive’s Base Salary in accordance with the Company’s payroll policies in effect on the Date of Termination for the (i) eighteen (18)-month period commencing upon the Executive’s Date of Termination, if the termination occurs before the six (6)-month anniversary of the Emergence, or (ii) the twelve (12)-month period commencing upon the Executive’s Date of Termination, if the termination occurs on or after the six (6)-month anniversary of the Emergence.

(e) Liquidated Damages. The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) (the “Severance Payments”) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan or compensation arrangement (including equity-related awards), such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit B hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s Date of Termination. The Company shall deliver to the Executive the appropriate form of release of claims for the Executive to execute within five (5) business days of the Date of Termination.

(f) Certain Payment Delays. Notwithstanding anything to the foregoing set forth herein, to the extent that the payment of any amount described in Section 9(d) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 24 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(g) No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or its affiliates may have against him for any reason.

10. Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to advance to the Executive or the Executive’s heirs or representatives such expenses on the same terms and conditions applicable to officers or directors of the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. This Section 10 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

11. Attorney’s Fees. In the event of any controversy, dispute or claim which arises out of or relates to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive’s employment with the Company, or the termination thereof, each party shall bear its own expense in respect of for any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Company or the Executive (or any of his beneficiaries) in connection with such controversy, dispute or claim.

12. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i) If to the Company:

Penn Virginia Corporation

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, PA 19087

Attention: Edward B. Cloues, II

(ii) If to the Executive:

At the address last shown on the Company’s Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Section 7, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 15, 16, 17, 19, 20, 21, 23, 24 and 25 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

20. Dispute Resolution. Each of the parties hereto irrevocably and unconditionally (a) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY COMPANY AFFILIATE, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”) whether such Proceeding is based on contract, tort or otherwise; (b) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 12; and (c) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

21. Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other existing agreements related to the subject matter hereof, including, without limitation, the Amended and Restated Executive Change of Control Severance Agreement, dated as of December 20, 2012. The Executive acknowledges that, in connection with his entry into this Agreement, he was advised by an attorney of his choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A (as defined below) on the payments and benefits payable or to be paid to the Executive hereunder.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23. Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

24. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with or exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. For the sake of clarity, the Company does not hereby agree to indemnify the Executive for liabilities incurred as a result of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under

Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25. Release.

(a) Effective upon the Emergence under the Plan and receipt of the Plan Release (as defined below), the Executive will provide the Company with a customary general release of claims, which will exclude: (i) rights of the Executive arising under, or preserved by, this Agreement; and (b) rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company’s affiliated group or as an insured under any director’s and officer’s liability insurance policy now or previously in force. As part of such release and upon the Emergence under the Plan and receipt of the Plan Release (as defined below), the Executive’s outstanding performance-based restricted stock unit and restricted stock unit awards will be cancelled as of the Petition Date (as defined in the Plan) without payment of any consideration therefor and without any further action on the part of any party.

(b) The Company agrees to use its commercially reasonable efforts to obtain approval of the Plan containing a customary release (the “Plan Release”) of all claims against the Executive and his successors and assigns (collectively, the “Executive Released Parties”). Notwithstanding the terms of the Plan Release, the Plan Release shall be deemed to exclude claims arising out of or attributable to the Executive’s fraud.

26. Definitions.

“Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any accrued and unpaid vacation and/or sick days; (iii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); and (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6. Amounts payable under (A) clauses (i) and (ii) shall be paid promptly after the Date of Termination, (B) clause (iii) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement and (C) clause (iv) shall be paid in accordance with the terms of the applicable expense policy.

“Cause” means the Executive’s (i) willful and continued failure to substantially perform the Executive’s duties with the Company or any Company Affiliate (other than any such failure resulting from the Executive’s Disability), (ii) conviction of a felony, (iii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any Company Affiliate or (iv) commission of one or more significant acts of dishonesty as regards the Company or any Company Affiliate.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or the Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available (except as a result of the Executive’s wrongful disclosure of such information) or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to his employment by the Company, shall not be considered Confidential Information.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated during the Term by the Company pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; provided that if the Executive is voluntarily terminating the Executive’s employment without Good Reason, such date shall not be less than fifteen (15) business days after the Notice of Termination; (iv) if the Executive’s employment is terminated during the Term other than pursuant to Section 8(a), the date on which Notice of Termination is given; or (v) if the Executive’s employment is terminated pursuant to Section 8(b), the last day of the Term.

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) a reduction in the Executive’s authority, duties, titles, status or responsibilities from those in effect as of the Effective Date or the assignment to the Executive of duties or responsibilities inconsistent in any respect with those in effect as of the Effective Date, but excluding any act or omission by the Company that is immaterial, isolated, insubstantial and inadvertent and which was not taken in bad faith by the Company and is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that the Company ceasing to be a publicly traded Company in connection with the Emergence shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) the Company’s failure to obtain a written agreement from any successors or assigns of the Company to assume and perform this Agreement; or (iv) the relocation by more than one hundred (100) miles of the Company’s office at which the Executive is based pursuant to this Agreement or the Company requiring the Executive to be based at any office other than the Company’s office at which the Executive is based pursuant to this Agreement, if the new office location is more than fifty (50) miles away from the original office location (for the avoidance of doubt, the Executive’s relocation to Houston, Texas pursuant to this Agreement shall not constitute Good Reason, provided that the Company pays the Executive’s relocation expenses pursuant to Section 5(e)). The Executive shall give the Company notice within ninety (90) days following an act or omission to act by the Company constituting Good Reason hereunder of the Executive’s intent to resign for Good Reason, and the Company shall have thirty (30) days from the date of such notice to cure the circumstances or events giving rise to the Executive’s right to resign for Good Reason, if capable of being cured, so as to eliminate the existence of Good Reason for the Executive’s resignation. In the event the Company does not cure such circumstances or events, then unless the Executive terminates his employment upon the expiration of the foregoing thirty (30)-day cure period, the Executive’s continued employment after the expiration of such thirty (30)-day cure period shall constitute the Executive’s consent to, and waiver of the Executive’s rights with respect to, such act or failure to act.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

PENN VIRGINIA CORPORATION

By:	/s/ R. Seth Bullock
Name:	R. Seth Bullock
Title:	Chief Restructuring Officer

STEVEN A. HARTMAN

/s/ Steven A. Hartman

Employment Agreement Signature Page

EXHIBIT B

GENERAL RELEASE

I, Steven A. Hartman, in consideration of and subject to the performance by Penn Virginia Corporation, a Virginia corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of May 9, 2016 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

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5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to the Accrued Benefits or claims for indemnity or contribution.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21, 23, 24 and 25 of the Agreement shall survive my execution of this General Release.

12.	I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

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14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:

DATE: ________ __, ____

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